EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of NeoMedia Technologies, Inc. (the "Company") on Form S-8 (File No. 333-_____) of our report dated March 14, 1997, on our audits of the consolidated financial statements of NeoMedia Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995, and for the years then ended, which report is included in Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, as amended on Form 10-KSB/A filed on June 20, 1997, and our report dated October 24, 1997 on our audit of the financial statements of Allegiant Legacy Solutions, Inc. as of December 31, 1996 and for the period from inception on February 16, 1996 to December 31, 1996, which report is included in the Company's Form 8-K/A filed December 2, 1997.


/s/ COOPERS & LYBRAND L.L.P.
----------------------------
    Coopers & Lybrand L.L.P.


Chicago, Illinois
December 17, 1997